Exhibit 99.1

Solo Cup Company

1700 Old Deerfield Road

Highland Park, IL 60035

847-831-4800

www.solocup.com

Solo Cup Company Announces

Second Quarter 2005 Financial Results

HIGHLAND PARK, IL, Tuesday, August 16, 2005 – Solo Cup Company (the “Company”) today announced second quarter 2005 financial results.

For the thirteen weeks ended July 3, 2005(1), the Company reported net sales of $654.5 million; an increase of $56.7 million, or 9.5%, compared to the three months ended June 30, 2004. The increase in net sales reflected a 6.2% increase in sales volume, which reflects the favorable impact of our competitive business strategy and consolidation efforts, in addition to a 3.3% increase in average realized sales price driven in response to higher raw material costs.

Gross profit was $94.1 million for the thirteen weeks ended July 3, 2005. Selling, general and administrative expenses were $67.2 million, including $5.8 million of expenses related to the integration of SF Holdings. Depreciation and amortization for the thirteen weeks ended July 3, 2005 was $26.2 million.

The Company reported net income of $3.9 million for the thirteen weeks ended July 3, 2005 compared to net income of $6.2 million for the three months ended June 30, 2004. For the twenty-six weeks ended July 3, 2005 the Company reported a net loss of $14.6 million compared to a pro forma net loss of $11.2 million for the six months ended June 30, 2004. Pro forma results reflect amounts as if the acquisition of SF Holdings had occurred on January 1, 2003.

Adjusted EBITDA was $58.9 million for the thirteen weeks ended July 3, 2005 as compared to $59.5 million for the three months ended June 30, 2004. For the twenty-six weeks ended July 3, 2005 adjusted EBITDA was $79.2 million compared to pro forma adjusted EBITDA of $78.5 million for the six months ended June 30, 2004.

Commenting on the second quarter results Ronald L. Whaley, President and Chief Operating Officer said, “We continue to operate in a challenging environment with raw materials and fuel prices at unprecedented highs. Our second quarter results reflect our focus on strategically managing our business in a highly competitive environment while capitalizing on our consolidation and integration efforts.”

Solo Cup Company Press Release

8/16/2005

Solo Cup Company is a $2.1 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in plastic, paper, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, as well as our second quarter 2005 results conference call, visit www.solocup.com.

(1)	As reported in the Company’s Form 8-K filed with the SEC on June 24, 2005, the Company’s fiscal year has changed from the year ended December 31 to the 52- or 53-week period ending on the last Sunday in December, except that fiscal year 2005 will end on January 1, 2006. The Company’s second quarter consists of the thirteen weeks ended July 3, 2005.

More information about potential factors that could affect the company’s business and financial results are set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our other filings made from time to time with the Securities and Exchange Commission. This news release contains certain non-GAAP financial measures as defined by SEC rules. A reconciliation of these measures to the most directly comparable GAAP measure is included in the attached Schedule A.

Contact

Gary Sakata

847-579-3388

Solo Cup Company Press Release

8/16/2005

Schedule A:

SOLO CUP COMPANY

Consolidated Statements of Operations

(in thousands)	Thirteen weeks ended July 3, 2005	Three months ended June 30, 2004	Twenty-six weeks ended July 3, 2005	Six months ended June 30, 2004(1)
Net sales	$654,502	$597,850	$1,200,595	$925,146
Cost of goods sold	560,452	512,616	1,058,050	802,988

Gross profit	94,050	85,234	142,545	122,158

Selling, general and administrative expenses	67,191	60,198	128,095	105,883
Loss (gain) on sale of property, plant and equipment	7	(1,213)	781	(1,210)

Operating income	26,852	26,249	13,669	17,485
Interest expense, net	18,209	14,927	35,282	23,273
Prepayment penalties	—	—	—	30,690
Loss on debt extinguishment	—	—	—	916
Foreign currency exchange loss (gain), net	2,037	999	2,844	(375)
Other (income) expense, net	(58)	(84)	(171)	684
Income tax provision (benefit)	2,666	4,131	(9,714)	14,679
Minority interest	53	105	51	116

Net income (loss)	$3,945	$6,171	$(14,623)	$(52,498)

(1)	Results for the six months ended June 30, 2004 include the results of SF Holdings from February 22, 2004.

Solo Cup Company Press Release

8/16/2005

The following table reconciles adjusted EBITDA to net loss (GAAP measure):

(in millions)	Thirteen weeks ended July 3, 2005	Three months ended June 30, 2004	Twenty-six weeks ended July 3, 2005	Six months ended June 30, 2004 (1)
Net Income (loss) (GAAP measure)(2)	$3.9	$6.2	$(14.6)	$(11.2)
Interest expense, net	18.2	14.9	35.3	28.7
Income tax provision (benefit)	2.7	4.1	(9.7)	(7.5)
Minority interest	0.1	0.1	0.1	0.1
Foreign exchange loss (gain)	2.0	1.0	2.8	(0.4)
Other (income) expense, net	—	—	(0.2)	1.7

Adjusted operating income	26.9	26.3	13.7	11.4
Depreciation and amortization	26.2	24.3	51.8	49.7

EBITDA (non-GAAP measure)	53.1	50.6	65.5	61.1
Integration expenses (3)	5.8	7.9	13.7	15.1
Contract dispute resolution (4)	—	1.0	—	2.3

Adjusted EBITDA (non-GAAP measure)	$58.9	$59.5	$79.2	$78.5

(1)	Results for the six months ended June 30, 2004 are pro forma amounts, which reflect the results as if the acquisition of SF Holdings had occurred on January 1, 2003, which includes adjustments for the repurchase of sale and leaseback assets and the step up valuation required under purchase accounting.
(2)	Net loss for the six months ended June 30, 2004 is the pro forma net loss, which reflects our results as if the acquisition of SF Holdings had occurred on January 1, 2003. See Note 2 to the Company’s consolidated financial statements in our July 3, 2005 Form 10-Q.
(3)	Integration expenses reflect the costs associated with the integration of support functions and systems of SF Holdings in connection with the acquisition.
(4)	Contract dispute resolution costs represent a charge incurred in connection with the terms of the February 2005 settlement agreement with DSC Logistics, Inc.

Adjusted EBITDA and Pro forma adjusted EBITDA are not measures of financial performance under GAAP and should not be considered as an alternative to net loss or pro forma net loss or any other performance measure derived in accordance with GAAP or as an alternative measure of liquidity. We believe that the inclusion of supplementary adjustments for EBITDA applied in our presentation of adjusted EBITDA are appropriate to provide additional information to investors about certain material costs that are not representative of our core operations. We also believe the presentation of EBITDA and adjusted EBITDA facilitates operating performance comparisons from period to period and from company to company by backing out potential differences caused by variations in capital structures, tax positions and the age and book depreciation of facilities and equipment. Furthermore, we use financial measures similar to adjusted EBITDA for pricing under the terms of our senior credit facility and to measure our compliance with certain covenants under our senior credit facility and the indenture governing our 8.5% senior subordinated notes. It is also used as a metric to determine certain components of management compensation.

Solo Cup Company Press Release

8/16/2005